Exhibit 10.12.4
REDGATE MEDIA GROUP
Suite 2703 The Centrium
60 Wyndham Street Central
Hong Kong
Date: February 12, 2010
Kuwait China Investment Company Limited KSC
Dear Sirs,
Re: Promissory Note
Reference is made to the loan of US$3,500,000 made by you to us in November 2009 (“Loan”) as evidenced by the attached promissory note (“Promissory Note”).
You have stated that you wish to convert the full principal amount of the Loan into our Class G Preference Shares immediately prior to the initial public offering and listing of our common shares on Nasdaq (the “Qualified IPO”). In accordance with the provisions of the Promissory Note, we will issue 713,194 Class G Preference Shares of US$0.0025 (representing the number of Class G Preference Shares after a 1 for 40 share-split (the “Share Split”)) to you at the conversion price of US$4.9075 (representing the adjusted price after the Share Split) immediately prior to the Qualified IPO (“Share Entitlement”). In addition, all accrued and unpaid interest on the Loan as of the Qualified IPO will be payable in cash. The Class G Preference Shares shall be converted to common shares upon the occurrence of the Qualified IPO. As a consequence, the Share Entitlement shall be converted into 713,194 of our common shares of US$0.0025 each (representing the adjusted number of common shares after the Share Split).
Kindly sign where indicated below to agree and confirm that:-
(i)	The issuance to you of the Share Entitlement shall be in full repayment of the Loan.

(ii)	Upon receipt of the Share Entitlement and the accrued and unpaid interest to be paid in cash, you will have no further claim pursuant to or in connection with the Promissory Note.

(iii)	You shall thereupon transfer over to us the 855,832 Class G Preference Shares (representing the adjusted number of Class G Preference Shares after the Share Split) issued to you as security for the Promissory Note at an aggregate price of US$2,139.58 for repurchase and cancellation.

(iv)	You or your officers, directors, managers or controlling persons have a pre-existing personal or business relationship with Redgate Media Group or its officers, directors or controlling persons, and you have substantial experience in evaluating and investing in/ and or providing debt financing to companies similar to Redgate Media Group so that you are capable of evaluating the merits and risks of your investment in Redgate Media Group and have the capacity to protect your own interests. You are acquainted with the business of Redgate Media Group, and have been given access to all Redgate Media Group’s information that you have requested for the purpose of evaluating your investment in Redgate Media Group. You acknowledge that you are able to fend for yourself and can bear economic risk of your investment. You acknowledge that any investment in Redgate Media Group involves a high degree of risk, and represent that you are able without materially impairing your financial condition, to suffer a complete loss of your investment. You will be acquiring the common shares of Redgate Media Group for your own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.
Yours faithfully,
For and on behalf of
REDGATE MEDIA GROUP
/s/ Peter Bush Brack

Peter Bush Brack Director
We confirm and accept the above terms
Yours faithfully,
For and on behalf of
Kuwait China Investment Company Limited KSC
/s/ Ahmad Al Hamad